LETTERHEAD OF IWERKS ENTERTAINMENT


FOR IMMEDIATE RELEASE
---------------------

Contact:  Bruce Hinckley                Krista Grossman
          Chief Financial Officer       Bozell Sawyer Miller Group
          Iwerks Entertainment          (310) 442-2516
          (818) 955-7800


                    IWERKS ANNOUNCES REDUCTION IN WORKFORCE
                    _______________________________________

Burbank, CA, January 28, 1998 -- Iwerks Entertainment, Inc. [NASDAQ NM:
IWRK] announced that it has reduced its workforce by approximately 13%, after which Iwerks will have approximately 131 employees. The cuts will affect 20 current positions of Iwerks at its Burbank, California headquarters.

Iwerks said the cuts occurred across all divisions and that the action was necessitated by reduced reveues and earnings largely attributable to weakened sales in the Asia-Pacific region.

Iwerks announced previously that it anticipates a second quarter net loss for the three months ended December 31, 1997, before transaction-related charges, in connection with a previously announced merger with Showscan Entertainment, of between $2.7 million and $3.4 million, compared to a near break-even quarter for the comparable period a year ago. Revenues for the quarter are expected to be approximately $6 million, as compared with $10 million for the prior year. Much of that decline occurred in Asia where revenues were approximately $4 million less than the comparable quarter last year. The company also experienced a decline in its Touring Division's revenue compared to the same quarter last year.

"The reduction in our workforce reflects our need to align staffing levels with expected revenues going forward," said Roy A. Wright, Chairman and Chief Executive Officer of Iwerks. "While this action is unfortunate, it will result in annualized selling, general and administrative savings of more than $1 million, which is necessary in the context of our efforts to return Iwerks to profitability.

"While we do not expect the situation in Asia to improve in the short term, we have begun to focus more heavily on domestic, European and Latin American markets in an effort to mitigate the negative effect of weak Asia-Pacific revenues."

                                    (more)

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Iwerks Announces Reduction in Workforce - Page 2



Iwerks Entertainment is one of the world's leading producers of high-tech, multi-sensory experiences such as ride simulation, 2D and 3D giant screen theaters, 360 degree video dance clubs and other immersive attractions. Serving prestigious entertainment, information and marketing providers, more than 250 Iwerks attractions can be found worldwide at location-based entertainment centers, amusement parks, family entertainment centers, shopping centers, casinos, resorts, nightclubs, restaurants, museums, fairs, festivals and more.


                     FORWARD LOOKING STATEMENT DISCLOSURE
                     ------------------------------------

With the exception of the historical information, the matters discussed above include forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ from those indicated in the forward looking statements are the ongoing economic conditions and situation in the Asia Pacific region, the level of available sales in the rest of the world, costs of sales and the ability of the Company to maintain pricing levels necessary to maintain gross profit margins, the successful consummation and integration of the Company's pending merger with Showscan, the level of selling, general and administrative costs, the performance by the Company under existing purchase contracts and the ability to obtain new contracts, the success of the Company's owned and operating strategy, the success of the Company's film software and the effects of competition.